UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2009

THQ INC.

(Exact name of registrant as specified in charter)

Delaware	0-18813	13-3541686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29903 Agoura Road Agoura Hills, California		91301
(Address of principal executive offices)		(Zip Code)

(818) 871-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement.

Item 2.03               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 3.02               Unregistered Sales of Equity Securities.

Item 8.01               Other Events.

In connection with its offering of 5.00% convertible senior notes due August 15, 2014, on July 29, 2009 the company entered into a purchase agreement with Morgan Stanley & Co. Incorporated, as initial purchaser, pursuant to which the company agreed to sell to the initial purchaser, and the initial purchaser agreed to buy from the company, $90 million principal amount of the notes.  Pursuant to the purchase agreement, the company also granted the initial purchaser an option to purchase up to an additional $10 million principal amount of notes, which option was exercised on July 30, 2009.   The initial purchaser has offered and resold the notes solely to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.  The aggregate offering price of the notes was $100 million and the estimated net proceeds from the offering were approximately $96.9 million, after deducting the initial purchaser’s discounts and commissions and estimated offering expenses payable by the company.

The sale of $100 million principal amount of notes closed, and the notes were issued, on August 4, 2009.  The notes are governed by an indenture, dated as of August 4, 2009, between the company and Union Bank, N.A., as trustee.

The notes will be initially convertible into shares of the company’s common stock at a conversion rate of 117.4743 shares of common stock per $1,000 principal amount of notes, equivalent to an initial conversion price of approximately $8.51 per share.  The initial conversion rate represents a premium of 25% to the closing price of the company’s common stock on July 29, 2009, which was $6.81 per share.  The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest.  In addition, the conversion rate for a holder who elects to convert its notes in connection with certain events constituting a make-whole fundamental change will be increased.

The notes will pay interest semiannually through maturity and will be convertible at each holder’s option at any time prior to the close of business on the trading day immediately preceding the maturity date.

The notes will be redeemable, in whole or in part, at the company’s option at any time after August 20, 2012 for cash at a redemption price of 100% of the principal amount of the notes, plus accrued but unpaid interest, if the price of a share of the company’s common stock has been at least 150% of the conversion price then in effect for specified periods.  Holders may require the company to repurchase all or a portion of the notes for cash at a purchase price of 100% of the principal amount of the notes, plus accrued and unpaid interest, upon certain events constituting a fundamental change.

The notes are the company’s general unsecured and unsubordinated obligations and will rank equally in right of payment with all of the company’s existing and future unsecured and unsubordinated indebtedness, and senior in right of payment to any of the company’s future indebtedness that is expressly subordinated to the notes.

The description of the terms of the notes in this Current Report is a summary only and is qualified in its entirety by reference to the terms of the indenture (and the form of note contained therein) attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 7.01               Regulation FD Disclosure.

Attached hereto as Exhibits 99.1 and 99.2 and incorporated by reference herein are, respectively, (i) a press release describing the pricing of an offering of $90 million principal amount of 5.00% convertible senior notes offered pursuant to Rule 144A under the Securities Act of 1933, as amended, and (ii) a press release announcing the closing of that offering.  Neither the information contained in this Item 7.01 of this Form 8-K nor the information in the press releases shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01               Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit Number	Description

	4.1	Indenture, dated August 4, 2009, between THQ Inc. and Union Bank, N.A., as trustee

	4.2	Form of note (included in Exhibit 4.1)

	99.1	Press release dated July 30, 2009

	99.2	Press release dated August 4, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THQ INC.

/s/ Paul J. Pucino
Date: August 4, 2009	Paul J. Pucino Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

4.1	Indenture, dated August 4, 2009, between THQ Inc. and Union Bank, N.A., as trustee

4.2	Form of note (included in Exhibit 4.1)

99.1	Press release dated July 30, 2009

99.2	Press release dated August 4, 2009